Elys Game Technology Provides Call Coordinates

for 2021 Annual Meeting of Shareholders

NEW YORK, December 8, 2021 – Elys Game Technology, Corp. (“Elys” or the “Company”) (Nasdaq:ELYS)(NEO:ELYS)(BER:3UW), an interactive gaming and sports betting technology company, provides an update for its annual meeting of shareholders to be held on Wednesday, December 8, 2021 at 10 a.m. (Eastern Standard Time) (the “Meeting”) at the Company’s offices, 130 Adelaide Street West, Suite 701, Toronto, Ontario Canada. The COVID-19 situation is dynamic and continues to evolve daily and we intend to take precautions for social distancing for those that attend the Meeting in person. The Company urges all Shareholders to vote by proxy in advance of the Meeting at www.proxyvote.com by entering the code provided with the proxy materials and for those who cannot attend the Meeting they can listen to the Meeting through the live conference call coordinates as follows:

Conference Call Dial-In Information is as follows:

Canada and US: 1-833-353-8610

Italy, Austria, U.K. and Switzerland: 00 800 0066 8888 (Includes San Marino & Vatican City)

Participant Code: 3739385 #

Participants should dial in approximately 5 to 10 minutes prior to the scheduled start time.

Registered Shareholders or duly appointed proxyholders who will attend the Meeting will be permitted to vote at the Meeting. Those listening by telephone will not be able to vote.

About Elys Game Technology, Corp.

Elys Game Technology, Corp., is a B2B global gaming technology company operating in multiple countries worldwide, with B2C online and land-based gaming operations in Italy. Elys offers its clients a full suite of leisure gaming products and services, such as sports betting, e-sports, virtual sports, online casino, poker, bingo, interactive games and slots in Italy and has operations through its wholly owned subsidiary under the US Bookmaking brand in 4 states in the US market.

The Company’s innovative wagering solution, services online operators, casinos, retail betting establishments and franchise distribution networks. Additional information is available on our corporate website at www.elysgame.com.

Investors may also find us on Twitter @ELYS_gaming.

Contacts:

Elys Game Technology, Corp.

Michele Ciavarella, Executive Chairman

Tel: 1-628-258-5148

Email: m.ciavarella@elysgame.com